UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

The Campbell’s Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):

☑	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT RELATING

TO 2025 ANNUAL MEETING OF SHAREHOLDERS

On October 8, 2025, The Campbell’s Company (the “Company”) filed with the Securities and Exchange Commission its Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) for the Company’s 2025 Annual Meeting of Shareholders to be held on November 18, 2025.

The Proxy Statement requests Company shareholders to vote upon a number of proposals, including Proposal 1, the election of twelve (12) director nominees to the Board of Directors (the “Board”), each for a one-year term. The Board recommended a vote FOR all of the director nominees in the Proxy Statement.

On October 27, 2025, Institutional Shareholder Services Inc. (“ISS”) issued its proxy analysis and benchmark policy voting recommendations (the “Report”) in which it recommended a vote AGAINST the re-election of current director and Chair of the Company’s Compensation and Organization Committee, Marc B. Lautenbach, citing on page 14 of the Report, “consecutive years of high director pay” for current director and Board Chair, Keith R. McLoughlin, “without a reasonable rationale disclosed.”

On October 29, 2025, ISS issued an update to the Report, noting, among other things, that although the Company’s Proxy Statement did provide rationale for Mr. McLoughlin’s compensation, the Proxy Statement did not specify additional responsibilities performed by Mr. McLoughlin that would justify such compensation.

The first purpose of this supplement is to clarify that the Board committee responsible for overseeing director compensation is the Governance Committee and not the Compensation and Organization Committee, as discussed on pages 26 and 32 of the Proxy Statement. Mr. Lautenbach is Chair of the Compensation and Organization Committee while Archbold D. van Beuren is Chair of the Governance Committee. As a result, ISS’s recommendation for a vote against Mr. Lautenbach is misplaced.

The second purpose of this supplement is to highlight the disclosure on page 32 of the Proxy Statement, which provides the Company’s rationale for Mr. McLoughlin’s compensation:

“The Board also reviewed and approved an annual retainer of $350,000 for our non-executive Board Chair, Mr. McLoughlin, which retainer has remained unchanged since his appointment as Board Chair in 2019. This level of compensation highlights the significance of Mr. McLoughlin’s contributions to the Board, Company and its shareholders. Mr. McLoughlin has extensive experience with the Company’s strategy, business practices, people and culture and has facilitated strong independent Board oversight. Mr. McLoughlin spends significant time advising on Board agenda topics, giving feedback on Board materials and discussing certain matters with management. He also spends time consulting on Board matters with family directors.”

In addition, the Company is providing the following supplemental information on non-executive Chair compensation:

Each year, the Governance Committee reviews the amount and design of the compensation program for non-employee directors to ensure that the compensation we offer supports our ability to recruit and retain highly qualified non-employee directors who will best represent our shareholders’ interests. The Governance Committee’s oversight also extends to the compensation of our non-executive Board Chair.

As discussed on page 21 of our Proxy Statement, Mr. McLoughlin brings a diverse and extensive set of attributes and experiences to the Board leadership role. As a former chief executive officer for two global enterprises, Mr. McLoughlin possesses significant executive leadership experience and expertise in international business and operations. His experience as interim CEO of the Company during the Board-led strategic and portfolio review gives him a unique perspective on the Company, its operations, strategy, people, and culture. His additional experience in retail sales, marketing, innovation, strategic planning, and organizational and human resource matters provides valuable insights to the deliberations of the Company’s Board. To facilitate strong independent Board oversight, Mr. McLoughlin regularly and actively engages with our CEO and other executive management, investors, and other stakeholders, as needed.

Since Mr. McLoughlin’s initial appointment as our non-executive Board Chair in 2019, his annual Chair retainer has been $350,000. The Board believes this amount is appropriate in light of the significant investment of time needed to effectively serve in this role. The Company’s Board has a rich history of representation with family directors whose multigenerational perspective is deeply valued. In his role as Board Chair, Mr. McLoughlin invests considerable time with family members as well as various additional responsibilities including: (i) reviewing and providing direct feedback on Board materials; (ii) leading the Board’s annual CEO performance evaluation; (iii) leading the Board’s review of the results of the annual self-evaluation process, including acting on director feedback as needed; (iv) coordinating Board oversight of CEO succession planning, including maintenance of an emergency succession plan; (v) advising on the scope, quality, quantity and timeliness of the flow of information between management and the Board; (vi) engaging and consulting with major stockholders, including family-affiliated major stockholders, and other constituencies, where appropriate; and (vii) participating in employee forums and events to further promote the Company’s culture and values. In recognition of these considerable obligations, we note that the Company is the only public company board on which Mr. McLoughlin currently serves.

Collectively, we believe that Mr. McLoughlin’s contributions to the Company and activity on our Board far exceed that of a “traditional” non-executive chairperson, and that his compensation directly reflects the critical governance role that he serves within our organization.

In view of his strong leadership, experience and integrity, the Governance Committee regards Mr. McLoughlin as a high-value and high-contribution Board Chair and that retaining him in the Board leadership role serves the best interests of the Company and our shareholders. Reducing the annual retainer would create an unfair imbalance between the retainer value and the extraordinary commitment we expect of him.

FOR THESE REASONS, WE URGE OUR SHAREHOLDERS

TO VOTE “FOR” ALL DIRECTOR NOMINEES

Except as described herein, this supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement or the accompanying proxy card. This supplement should be read with the Proxy Statement, and, from and after the date of this supplement, any references to the Proxy Statement will be deemed to include the Proxy Statement as supplemented hereby.